UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)1

FINANCE OF AMERICA COMPANIES INC.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

31738L107

(CUSIP Number)

John G. Finley

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Peter Martelli, P.C.

Lauren M. Colasacco, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 31, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D. and is filing this schedule because of §§240.13d-l(e). 240.13d-l(f) or 240.13d-l(g). check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

1/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

2/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) PN

3/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) PN

4/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) PN

5/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - I - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) PN

6/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - S - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

7/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

8/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - L - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

9/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - O - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

10/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - N - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

11/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

12/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

13/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - T - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

14/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS NQ Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

15/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) PN

16/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

17/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTOA - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

18/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,650,801
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,650,801
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,650,801
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.1%
14.	Type of Reporting Person (See Instructions) PN

19/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

20/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,328,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,328,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,328,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.0%
14.	Type of Reporting Person (See Instructions) OO

21/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 322,283
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 322,283
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 322,283
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) PN

22/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO-NQ Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 322,283
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 322,283
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 322,283
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.4%
14.	Type of Reporting Person (See Instructions) OO

23/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) PN

24/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) OO

25/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTOA L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) OO

26/41

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Quebec, Canada

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) PN

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) PN

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,386,710
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,386,710
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,386,710
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 28.5%
14.	Type of Reporting Person (See Instructions) OO

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 56,650,801
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 56,650,801
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 56,650,801
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 42.1%
14.	Type of Reporting Person (See Instructions) OO

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 81,037,511
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 81,037,511
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,037,511
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 60.3%
14.	Type of Reporting Person (See Instructions) CO

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 81,037,511
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 81,037,511
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,037,511
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 60.3%
14.	Type of Reporting Person (See Instructions) OO

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CUSIP NO. 31738L107

1.	Names of Reporting Persons. Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 81,037,511
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 81,037,511
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,037,511
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 60.3%
14.	Type of Reporting Person (See Instructions) IN

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This Amendment No. 5 (“Amendment No. 5”) to Schedule 13D relates to the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Finance of America Companies Inc., a Delaware corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed on August 26, 2021, as amended by the Amendment No. 1 to the Schedule 13D filed on October 1, 2021, as amended by Amendment No. 2 to the Schedule 13D filed on April 5, 2022, as amended by Amendment No. 3 to the Schedule 13D filed on August 10, 2022, as amended by Amendment No. 4 to the Schedule 13D, filed on December 7, 2022 (as so amended, the “Schedule 13D”). Except as specifically amended by this Amendment No. 5, the Schedule 13D remains in full force and effect. The principal executive offices of the Issuer are located at 5830 Granite Parkway, Suite 400, Plano, Texas 75024. Capitalized terms used but not defined in this Amendment No. 5 shall have the same meanings ascribed to them in the Schedule 13D as amended from time to time.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented by the following:

As contemplated by the Stock Purchase Agreement previously described in Amendment No. 4 to this Schedule 13D, and upon the consummation of the transactions contemplated by the AAG Purchase Agreements, on March 31, 2023, BTO Urban Holdings L.L.C., Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P., and BTO Urban Holdings II L.P. purchased from the Issuer in a private placement at a purchase price of $1.38 per share the number of shares of Class A Common Stock set forth below:

Reporting Person/Purchaser Entity	Number of Shares
BTO Urban Holdings L.L.C.	7,717,103
Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P.	43,228
BTO Urban Holdings II L.P.	3,109,235

The payment of the aggregate purchase price was funded by capital contributions from their respective partners.

Item 5.	Interest in Securities of the Issuer

Item 5(a)-(c) of the Schedule 13D is hereby amended and restated as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned is based on 63,837,298 shares of Class A Common Stock outstanding as of March 10, 2023 as set forth in the Issuer’s Annual Report on Form 10-K filed by the Issuer on March 16, 2023, as increased by the 21,739,132 shares of Class A Common Stock issued on March 31, 2023 pursuant to the Stock Purchase Agreement and the Other Stock Purchase Agreement, and, for each Reporting Person, takes into account any shares of Class A Common Stock underlying FoA Units beneficially owned by such Reporting Person, as applicable.

The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person and for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

The Reporting Persons beneficially own an aggregate of 81,037,511 shares of Class A Common Stock, which represents 60.3% of the outstanding Class A Common Stock, as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the following: BTO Urban Holdings L.L.C. beneficially owns 56,328,518 shares of Class A Common Stock, of which 48,611,415 would be received upon conversion of FoA Units, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. beneficially owns 322,283 shares of Class A Common Stock, of which 279,055 would be received upon conversion of FoA Units and BTO Urban Holdings II L.P. holds 24,386,710 shares of Class A Common Stock.

BTO Urban Holdings L.L.C. also holds 5,942,476 Earnout Rights, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. also holds 34,112 Earnout Rights, BTO Urban Holdings II L.P. also holds 2,238,050 Earnout Rights and Blackstone Tactical Opportunities Associates—NQ L.L.C. also holds 363,004 Earnout Rights.

BTO Urban Holdings L.L.C. is owned by the Blackstone Tactical Opportunities Funds, BTAS NQ Holdings L.L.C. and Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.

The general partner of each of the Blackstone Tactical Opportunities Funds is Blackstone Tactical Opportunities Associates — NQ L.L.C. The sole member of Blackstone Tactical Opportunities Associates — NQ L.L.C. is BTOA — NQ L.L.C. The managing member of BTOA — NQ L.L.C. is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates — NQ L.L.C. The managing member of BTAS Associates — NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership SMD L.P. is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. is BTO-NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

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The general partner of BTO Urban Holdings II L.P. is Blackstone Tactical Opportunities Associates L.L.C. The managing member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. Blackstone Holdings III GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock.

By virtue of the Stockholders Agreement (as defined below), the Reporting Persons and Brian Libman and his affiliates may be deemed to be members of a group for purposes of Section 13(d) of the Exchange Act. Mr. Libman and his affiliates are filing a separate Schedule 13D to report the Class A Common Stock that they may be deemed to beneficially own. Collectively, the Reporting Persons and Mr. Libman and his affiliates may be deemed to beneficially own in the aggregate 162,560,792 shares of Class A Common Stock, representing 79.4% of the outstanding Class A Common Stock, calculated pursuant to Rule 13d-3 of the Exchange Act.

(c) On March 31, 2023, upon the consummation of the transactions contemplated by the AAG Purchase Agreements and pursuant to the Stock Purchase Agreement (as each is defined and described in Item 6 to the Schedule 13D), the Issuer delivered (i) 7,717,103 shares of Class A Common Stock to BTO Urban Holdings L.L.C., (ii) 43,228 shares of Class A Common Stock to Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P., and (iii) 3,109,235 shares of Class A Common Stock to BTO Urban Holdings II L.P. for an aggregate purchase price of $15,000,000, or $1.38 per share.

Pursuant to the LTIP Award Settlement Agreement described in Item 6 to the Schedule 13D, certain equityholders of the Issuer and Finance of America Equity Capital LLC are obligated to deliver a number of shares of Class A Common Stock to the Issuer for no consideration in connection with the settlement of awards of restricted stock units granted by the Issuer. In connection with the Issuer’s settlement of restricted stock units into shares of Class A Common Stock and pursuant to the LTIP Award Settlement Agreement, on April 3, 2023, BTO Urban Holdings L.L.C. delivered 777,935 shares of Class A Common Stock (which shares were received upon conversion of an equal number of FoA Units), Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. delivered 4,466 shares of Class A Common Stock (which shares were received upon conversion of an equal number of FoA Units), and BTO Urban Holdings II L.P. delivered 340,506 shares of Class A Common Stock, in each case to the Issuer for no consideration.

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SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 4, 2023

BTO Urban Holdings L.L.C.

By:	/s/ Menes Chee
Name: Menes Chee
Title: Manager

Blackstone Tactical Opportunities Fund - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund II - NQ L.P.
By:	Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

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Blackstone Tactical Opportunities Fund - I - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - S - NQ L.P.,
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: B.TOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - L - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - O - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

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Blackstone Tactical Opportunities Fund - N - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund II - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - T - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTAS NQ Holdings L.L.C.
By: BTAS Associates - NQ L.L.C., its managing member
By: BTOA-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director

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Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Associates - NQ L.L.C.
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTOA - NQ L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Holdings II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTAS Associates - NQ L.L.C.
By: BTOA-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director

Blackstone Family GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

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Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
By: BTO-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO-NQ Side-by-Side GP L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO Urban Holdings II L.P.
By: Blackstone Tactical Opportunities Associates L.L.C., its general partner
By: BTOA L.L.C., its managing member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Associates L.L.C.
By: BTOA L.L.C., its managing member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTOA L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Holdings III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

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Blackstone Holdings III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings III GP Management L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman

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